As filed with the Securities and Exchange Commission on August 29, 2011

Registration No. 033-04636

Registration No. 033-24199

Registration No. 033-36554

Registration No. 033-41406

Registration No. 033-49882

Registration No. 033-62097

Registration No. 333-90552

Registration No. 333-109210

Registration No. 333-131399

Registration No. 333-131902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-04636

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-24199

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-36554

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-41406

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-49882

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-62097

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90552

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-109210

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131399

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131902

Under

The Securities Act of 1933

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	22-2408354 (I.R.S. Employer Identification Number)

3130 Gateway Drive

P.O. Box 5625

Norcross, Georgia 30091

(Address, including zip code, of principal executive offices)

Immucor, Inc. Key Employee Stock Incentive Plan

Immucor, Inc. Salary Reduction Plan

Immucor, Inc. 1983 Stock Incentive Plan

Immucor, Inc. 1986 Incentive Stock Option Plan

Immucor, Inc. 1987 Non-Incentive Stock Option Plan

Immucor, Inc. 1989 Non-Incentive Stock Option Plan

Immucor, Inc. 1990 Stock Option Plan

Immucor, Inc. 1995 Stock Option Plan

Immucor, Inc. 1998 Stock Option Plan

Immucor, Inc. 2003 Stock Option Plan

Immucor, Inc. 2005 Long-Term Incentive Plan

(Full titles of the plans)

Joshua H. Levine

President and Chief Executive Officer

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

(770) 441-2051

(Name, address, and telephone number, including area code, of agent for service)

with copies to:

William M. Shields, Esq.

Jonathan M. Grandon, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Phone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Immucor, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 033-04636, registering 480,524 shares of common stock, $0.10 par value per share, of the Company (“Common Shares”), issuable pursuant to the Immucor, Inc. Key Employee Stock Incentive Plan, the Immucor, Inc. Salary Reduction Plan, the Immucor, Inc. 1983 Stock Incentive Plan, and the Immucor, Inc. 1986 Incentive Stock Option Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on April 8, 1986;

•	Registration Statement No. 033-24199, registering 100,000 Common Shares issuable pursuant to the Immucor, Inc. 1987 Non-Incentive Stock Option Plan, which was filed with the SEC on September 6, 1988;

•	Registration Statement No. 033-36554, registering 156,250 Common Shares issuable pursuant to the Immucor, Inc. 1989 Non-Incentive Stock Option Plan, which was filed with the SEC on September 4, 1990;

•

Registration Statement No. 033-41406, registering 750,000 Common Shares issuable pursuant to the Immucor, Inc. 1990 Stock Option Plan (the “1990 Plan”), which was filed with the SEC on June 26, 1991 (as previously amended by Post-Effective Amendment No. 1, which was filed with the SEC on July 14, 1992);

•	Registration Statement No. 033-49882, registering 100,000 Common Shares issuable pursuant to the 1990 Plan, which was filed with the SEC on July 22, 1992;

•

Registration Statement No. 033-62097, registering 1,000,000 Common Shares, issuable pursuant to the Immucor, Inc. 1995 Stock Option Plan (the “1995 Plan”), which was filed with the SEC on August 24, 1995;

•	Registration Statement No. 333-90552, registering 1,000,000 Common Shares, issuable pursuant to the Immucor, Inc. 1998 Stock Option Plan, which was filed with the SEC on June 14, 2002;

•	Registration Statement No. 333-109210, registering 85,833 Common Shares, issuable pursuant to the 1995 Plan, which was filed with the SEC on September 29, 2003;

•	Registration Statement No. 333-131399, registering 1,168,906 Common Shares, issuable pursuant to the Immucor, Inc. 2003 Stock Option Plan, which was filed with the SEC on January 31, 2006; and

•	Registration Statement No. 333-131902, registering 2,400,000 Common Shares, issuable pursuant to the Immucor, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC on February 16, 2006.

On July 2, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IVD Holdings Inc., a Delaware corporation (“Parent”), and IVD Acquisition Corporation, a Georgia corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”). On August 19, 2011, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent. At the effective time of the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger (other than Common Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Common Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties) was automatically converted, subject to dissenters’ rights pursuant to Article 13 of the Georgia Business Corporation Code, into the right to receive $27.00 net in cash, without interest thereon and less any applicable withholding taxes.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares registered under the Registration Statements but not sold under the Registration Statements as of the filing date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norcross, state of Georgia, on August 29, 2011.

IMMUCOR, INC.

By:	/s/ Joshua H. Levine
Name: Title:	Joshua H. Levine President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on August 29, 2011.

Signature	Title

/s/ Joshua H. Levine Joshua H. Levine	President and Chief Executive Officer (principal executive officer and authorized representative in the United States)

/s/ Richard A. Flynt Richard A. Flynt	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Jeffrey K. Rhodes Jeffrey K. Rhodes	Director

/s/ Todd B. Sisitsky Todd B. Sisitsky	Director